Exhibit 10.3

NON-DISCLOSURE AND NON-COMPETITION AGREEMENT

Director and Above

CONVERGYS CORPORATION and its subsidiaries and related entities, including but not limited to Convergys Customer Management Group Inc. and Convergys Information Management Group Inc. and their related entities (collectively, the “Company”), is headquartered in Cincinnati, Ohio. Employees or promoted employees of the Company are being required to sign these agreements (“Agreement”) as part of the Company’s efforts to protect its property, goodwill, and competitive position. In consideration of employment, promotion, the payment of cash, or the award of equity by the Company, the employee (“Employee”) entering into this Agreement agrees as follows:

1. The Company is engaged in the information management, customer management, employee care, and collection industries within the United States and worldwide. The Company markets its products and services throughout the United States and worldwide.

2. The Company currently has three primary business segments: (i) Customer Care, which provides outsourced customer care services, and professional and consulting services to in-house customer care operations; (ii) Information Management, which provides billing and information solutions; and (iii) Employee Care, which provides human resource business process outsourcing (HR BPO) solutions. The Company develops and utilizes technology, models, programs, data, research and development, concepts, goodwill, customer relationships, training, and trade secrets. The success of the Company and each of its employees is directly predicated on the protection of its knowledge and information. Employee acknowledges that in the course of employment with the Company, Employee will be entrusted with, have access to and obtain intimate, detailed, and comprehensive knowledge of confidential and/or proprietary information (“Information”), including information or financial information concerning: (i) the Company’s processes, practices and procedures; (ii) the Company’s customers, suppliers and employees; (iii) the Company’s advertising and marketing plans; (iv) the Company’s strategies, plans, goals, projections, and objectives; (v) the Company’s research and development activities and initiatives; (vi) the strengths and weaknesses of the Company’s products or services; (vii) the costs, profit margins, and pricing associated with the Company’s products or services; (viii) the Company’s sales strategies, including the manner in which it responds to client requests and requests for information or requests for proposals; (ix) the Company’s business, including budgets and margin information, and (10) matters considered confidential by the Company, its customers, or suppliers, including information considered confidential by such customers’ or suppliers’ customers, vendors, or other third-party providers, and any information of a third party that the Company designates as confidential (e.g., third-party information accessed or used by Employee during his/her employment). Employee agrees that the Information is highly valuable and provides a competitive advantage to the Company. Employee further agrees that, given the United States and worldwide markets in which the Company competes, confidentiality of the Information is necessary without regard to any geographic limitation.

3. Both during and after Employee’s employment with the Company, Employee agrees to retain the Information in absolute confidence and not to use or permit access to or disclose the Information to any person or organization, except as required for Employee to perform Employee’s job with the Company. Upon termination of employment with the Company for any reason, Employee agrees to return to the Company, its successors or assigns all

Convergys Corporation - Confidential and Proprietary

Information in tangible form, all devices, computer disks or other electronic or magnetic storage media, records, data, proposals, lists, specifications, drawings, sketches, materials, equipment, other documents or property together with all copies (in whatever medium recorded).

4. Employee recognizes the need of the Company to prevent unfair competition and to protect the Company’s legitimate business interests. Accordingly, Employee agrees that, during Employee’s employment and for a period of two years following Employee’s termination or separation (for any reason), Employee will not accept employment or engage in any business activity (whether as a principal, partner, joint venturer, agent, employee, salesperson, consultant, independent contractor, director or officer) with a “Competitor” of the Company where such employment would involve Employee:

(i) providing, selling or attempting to sell, or assisting in the sale or attempted sale of, any services or products similar to those services or products with which Employee had any involvement or Information during Employee’s employment with the Company (including any products or services being researched or developed by the Company during Employee’s employment with the Company); or

(ii) providing or performing services that are similar to any services that Employee provided to or performed for the Company during Employee’s employment with the Company.

For purposes of this provision, a “Competitor” is any business or entity that, at any time during the two-year period following Employee’s termination or separation, provides or seeks to provide, any products or services (including those being researched or developed) similar to or related to any products sold or any services provided by the Company or with which Employee had any involvement or Information at any time during Employee’s employment with the Company (including those services or products being researched or developed during Employee’s employment with the Company). “Competitor” includes, without limitation, any company or business that:

(i) provides outsourced billing and information services and/or software to third parties (including but not limited to all segments of the communications industry, such as wireless, wireline, cable, cable telephony, broadband, direct broadcast satellite and the Internet);

(ii) provides outsourced customer management and/or customer care services (including but not limited to customer service; offshore capabilities; business process outsourcing; customer retention; direct response; technical support services; B2B sales and marketing services; consumer sales and marketing services; back-office services; and collection services/accounts receivable management);

(iii) provides outsourced HR business process outsourcing services (including but not limited to (i) recruiting and resourcing, (ii) compensation, (iii) human

Convergys Corporation - Confidential and Proprietary

resource administration, (iv) payroll administration, (v) benefits administration, (vi) organizational development, (vii) learning, and (viii) business intelligence;

(iv) is identified by the Company as a competitor in any of the Company’s public filings with the Securities and Exchange Commission; or

(v) is a customer .of the Company where Employee’s position with such customer would involve or relate to the services or products that the Company does or did provide to such customer.

This restriction will be limited to the geographical area where the Company is doing business and the geographic area where the Company markets its products and/or services at the time of termination of Employee’s employment.

5. During Employee’s employment and for a period of two years following Employee’s termination or separation from the Company for any reason, Employee will not directly or indirectly, through any person or entity, communicate with (i) any of the Company’s customers from which the Company generated revenue during the two years preceding Employee’s termination or separation; or (ii) any prospective customers known to Employee during the two-year period prior to Employee’s termination or separation, for the purpose or intention of attempting to sell any Competitor’s products or services or attempting to divert business from said customer or prospective customer away from the Company.

6. In the event Employee is uncertain as to the application of this Agreement to any contemplated employment opportunity or business activity, Employee agrees to inquire in writing of the Company’s General Counsel, specifying the contemplated opportunity or activity. The Company will attempt to respond within ten (10) business days following receipt of said writing. In no event will the Company’s failure to respond within ten business days constitute a waiver of any of the provisions of this Agreement.

7. All ideas, inventions, discoveries, concepts, trademarks and other developments or improvements, whether patentable or not, conceived by Employee, alone or with others, at any time during Employee’s employment, whether or not during working hours or on the Company’s premises, that are within the scope of or related to the business operations of the Company (“New Developments”), shall be and remain the exclusive property of the Company. Employee shall do all things reasonably necessary to ensure ownership of such New Developments by Company, including the execution of documents assigning and transferring to the Company all of Employee’s rights, title and interest in and to such New Developments, and the execution of all documents required to enable the Company to file and obtain patents, trademarks, and copyrights in the United States and. foreign countries on any of such New Developments. Employee agrees to make prompt written disclosure to the Company, to hold in trust for the sole right and benefit of the Company, and hereby assigns to the Company all right, title and interest in and to any ideas, inventions, original works of authorship (published or not), developments, improvements or trade secrets that Employee may solely or jointly conceive or reduce to practice, or cause to be conceived or reduced to practice, during employment with the Company. Employee acknowledges that all original works of authorship that are made by Employee (solely or jointly with others) within the scope of Employee’s employment and that are protectable by

Convergys Corporation - Confidential and Proprietary

copyright are “works made for hire,” as that term is defined in the United States Copyright Act (17 U.S.C., Section 101). Employee agrees to keep and maintain adequate records (in the form of notes, sketches, drawings and in any other form that may be required by the Company) of all New Developments, which records shall be available to and remain the sole property of the Company.

8. Employee agrees not to disparage or act in any manner that may damage the business of the Company or that would adversely affect the goodwill, reputation, and business relationship of the Company with the public generally, or with any of its customers, suppliers or employees. This provision is not intended to prohibit competition not otherwise restricted by this Agreement.

9. Employee will not, directly or indirectly, attempt to or actually induce, persuade, or entice any: (i) Company employee, for a period of two years following Employee’s termination or separation (for any reason), to terminate such person’s employment relationship with the Company or accept employment with a Competitor; or (ii) current or former Company employee, without limitation, to violate any of such person’s non-compete and/or non-solicitation and/or non-disclosure and/or non-disparagement agreements) with the Company.

10. During Employee’s employment by the Company and for a period of two years following Employee’s termination or separation (for any reason), Employee will, before accepting an offer of employment from any person or entity, provide such person or entity a copy of this Agreement.

11. Employee represents that Employee is not bound by any agreement or other duty to a former employer or any other party that would prevent Employee from complying with any obligations hereunder.

12. Employee further agrees and consents that this Agreement and the rights, duties, and obligations contained in it may be and are fully transferable and/or assignable by the Company, and shall be binding upon and inure to the benefit of the Company’s successors, transferees, or assigns.

13. Employee further agrees that any breach or threatened breach of this Agreement would result in material damage and immediate and irreparable harm to the Company. Employee further agrees that any breach of the covenant not to compete described herein would result in the inevitable disclosure of Company’s confidential, proprietary and trade secret Information. Employee therefore agrees that the Company, in addition to any other rights and remedies available to it, shall be entitled to obtain an immediate injunction, whether temporary, preliminary, or permanent, in the event of any such breach or threatened breach by Employee. Employee acknowledges that the prohibitions and obligations contained in this Agreement are reasonable and do not prevent Employee’s ability to use Employee’s general abilities and skills to obtain gainful employment. Therefore, Employee agrees that Employee will not sustain monetary damages in the event that Company obtains a temporary, preliminary or permanent injunction to enforce this Agreement.

Convergys Corporation - Confidential and Proprietary

14. Employee understands and acknowledges that the Company is incorporated, has its headquarters, and conducts substantial business and operations in the State of Ohio. Accordingly, Employee agrees that this Agreement shall be governed by the laws of the State of Ohio, without giving effect to any conflict of law provisions. Employee further voluntarily consents and agrees that the state or federal courts located in Hamilton County, Ohio: (i) must be utilized solely and exclusively to hear any action arising out of or relating to this Agreement; and (ii) are a proper venue for any such action and said courts can appropriately exercise personal jurisdiction over Employee for any such action.

15. This Agreement supersedes and replaces any prior Non-Disclosure and Non-competition Agreement(s) (or Non-Disclosure Agreement(s)). To the extent that any portion of this Agreement is deemed unenforceable as to the application to specific facts and circumstances, such portion may, without invalidating the remainder of the Agreement, be modified to the limited extent necessary to cure such unenforceability. Where a curing modification would be ineffective, related portions of Employee’s prior agreement(s) (in order of recency) will be deemed substituted as to the specific facts and circumstances at issue.

16. This Agreement does not obligate Company to employ Employee for any period of time.

EMPLOYEE

Date:	Signature

Type or Print Name

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